                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )


    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               THE OILGEAR COMPANY
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

  1) Title of each class of securities to which transaction applies:

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  2) Aggregate number of securities to which transaction applies:

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  3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  4) Proposed maximum aggregate value of transaction:

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  5) Total fee paid:

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    [  ] Fee paid previously with preliminary materials

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     4) Date Filed:

                                  OILGEAR LOGO

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                               ON APRIL 21, 1998

     The Annual Meeting of Shareholders of THE OILGEAR COMPANY will be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, April 21, 1998, at 2:00 P.M. (Milwaukee Time), for the following purposes:

          (1) To elect three directors, for terms expiring in the year 2001; and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 2, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof; only shareholders of record at the close of business on that date will be entitled to vote. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at Oilgear's principal office at 2300 South 51st Street, Milwaukee, Wisconsin, prior to the meeting and will also be available at the meeting.

     YOU WILL GREATLY ASSIST THE COMPANY IN CONDUCTING ITS ANNUAL MEETING IF YOU WILL INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT BE USED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

     A copy of the Annual Report to Shareholders for 1997 and a Proxy Statement accompany this Notice.

                                            By Order of the Board of Directors

                                            Thomas J. Price, Corporate Secretary

Milwaukee, Wisconsin
March 27, 1998

                               ------------------

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF MARCH 2, 1998 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS J. PRICE, CORPORATE SECRETARY, THE OILGEAR COMPANY, 2300 SOUTH 51ST STREET, P.O. BOX 343924, MILWAUKEE, WISCONSIN 53234-3924.

THE OILGEAR COMPANY                                          Telephone:    414/327-1700
2300 South 51st Street                                       Fax:          414/327-0532
Post Office Box 343924
Milwaukee, WI 53234-3924

                              THE OILGEAR COMPANY

                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219

                                   * * * * *

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                 APRIL 21, 1998

                                   * * * * *

                            SOLICITATION AND VOTING

     The proxy enclosed with this Proxy Statement is solicited on behalf of the Board of Directors of The Oilgear Company (the "Company" or "Oilgear"). All of the expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, voting trustees, banks, associations or other entities that exercise fiduciary powers for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail, but may also be conducted in person, or by telephone, telegraph or facsimile, by officers and by regular employees of the Company. This proxy material is being mailed to shareholders commencing on or about March 27, 1998.

     Only the holders of the Common Stock of the Company at the close of business on March 2, 1998, the record date, will be entitled to vote at the meeting. At such date there were outstanding 1,934,918 shares of Common Stock. On January 20, 1998, the Company effected a 3-for-2 stock split in the form of a stock dividend to shareholders of record on December 22, 1997. All share amounts included in this Proxy Statement as of a date prior to January 20, 1998 have been restated to reflect the effect of such stock split.

     Each shareholder of record will be entitled to one vote for each share of stock standing in such holder's name on the books of the Company on the record date with regard to the election of directors and any other matter which may be presented at the meeting. There shall be no cumulative voting.

     If a shareholder is a participant in either the Oilgear Stock Retirement Plan or the Oilgear Savings Plus Plan, the proxy card will also serve as a voting instruction with respect to the shares of Company Common Stock allocated to the Plan account of the shareholder-participant. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion on a proposal as the proportion of instructed votes for each Plan. If a shareholder participates in both Plans or maintains accounts under different names (e.g., with and without a middle initial), the shareholder may receive more than one set of proxy materials. To insure that all shares are voted, the shareholder must sign and return every proxy card received.

     A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors. Withheld votes and broker non-votes will, however, count toward establishing a quorum. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

     Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A proxy may be revoked by the shareholder at any time prior to the voting thereof, but a revocation will not be effective until oral or written notice thereof has been received by the Secretary of the Company prior to such voting. All shares represented by properly executed proxies received by the Company will be voted at the meeting and all adjournments thereof in accordance with the terms of such proxies, unless revoked. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation and Bylaws provide for classification of the Board of Directors into three separate classes, each class having three directors and to be elected for a term expiring at the third annual meeting of shareholders after its election. At each annual meeting of shareholders, a number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting and until their successors have been elected. Thus, one class of directors (three of the nine directors) is nominated for election at the 1998 annual meeting. The balance of the directors were elected by the shareholders at the 1996 and 1997 annual meetings for terms expiring in 1999 and 2000, respectively, as shown in the table below.

     Carl L. Gosewehr, Chairman, and Edward Neuwirth will be retiring from the Board of Directors at the end of their current terms, which expire at the 1998 annual meeting. Mr. Gosewehr has served Oilgear for 49 years, as a director, as the former president and chief executive officer, and in other officer positions. Mr. Neuwirth has served Oilgear for 12 years as a director. Each has been named Director Emeritus of the Company. For all of their distinguished service, wise counsel and numerous contributions, they are gratefully acknowledged. Dale C. Boyke, Oilgear's Vice President -- Marketing and Sales, and Michael C. Sipek, President of the Stearns Division of Rexnord, have been nominated to fill the vacancies created by the retirement of Messrs. Gosewehr and Neuwirth. In addition, Frank L. Schmit is nominated for re-election at the 1998 annual meeting, to hold office with Messrs. Boyke and Sipek until the year 2001.

     Proxies received will be voted for the election of the three nominees named for the term specified. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, proxies may be voted with discretionary authority for such substitute nominee(s) as may be selected by the Board.

               NOMINEES                      DIRECTOR           PRINCIPAL OCCUPATION
       (FOR TERM EXPIRING 2001)         AGE   SINCE           AND BUSINESS EXPERIENCE
       ------------------------         ---  --------         -----------------------
DALE C. BOYKE.........................  47   Nominee   Vice President -- Marketing and Sales
                                                       of Oilgear since 1997; General Sales
                                                       Manager for Oilgear's United States
                                                       and Canadian regions, 1989-1996.
MICHAEL C. SIPEK......................  45   Nominee   President, Stearns Division of Rexnord
                                                       Corporation (manufacturing), since
                                                       1995; Vice President and General
                                                       Manager of PEC Inc. (manufacturing),
                                                       1991-1995.
FRANK L. SCHMIT(1)....................  62     1976    Chairman, Chief Executive Officer and
                                                       director, Water Pollution Control
                                                       Corp. (producer of wastewater
                                                       treatment equipment), since 1994;
                                                       President and director, Water
                                                       Pollution Control Corp., 1978-1994.
TERM EXPIRES 1999
--------------------------------------
GERHARD W. BAHNER.....................  59     1992    Vice President -- Engineering of
                                                       Oilgear since 1991.
ROGER G. DeLONG(1)....................  80     1975    Retired Vice Chairman and director
                                                       emeritus of Twin Disc, Incorporated
                                                       (manufacturing).
THOMAS L. MISIAK......................  51     1996    President, The Falk Corporation
                                                       (manufacturing), since 1992.

                                             DIRECTOR           PRINCIPAL OCCUPATION
                                        AGE   SINCE           AND BUSINESS EXPERIENCE
                                        ---  --------         -----------------------
TERM EXPIRES 2000
--------------------------------------
HUBERT BURSCH.........................  58     1997    Vice President -- European Operations
                                                       of Oilgear since 1994; Chairman of the
                                                       Board of Management -- Europe for the
                                                       Company, 1991-1993.
DAVID A. ZUEGE(1).....................  56     1982    President and Chief Executive Officer
                                                       of Oilgear since 1996; Executive Vice
                                                       President and Chief Operating Officer
                                                       of Oilgear, 1993-1995; Senior Vice
                                                       President and Secretary of Oilgear
                                                       during 1993.
RANDOLPH W. CARSON....................  47     1994    Executive Vice President, Rockwell
                                                       Automation (manufacturing), since
                                                       1996; Senior Vice President,
                                                       Automation Group, Allen-Bradley
                                                       Company (manufacturing), 1994-1995;
                                                       previously Vice President of
                                                       Operations, Interface Business, Allen-
                                                       Bradley Company; also a director of
                                                       Dynapro Systems, Inc. and Rockwell
                                                       Software, Inc.

-------------------------

(1) Member of Executive Committee during 1997, which committee held three meetings in that fiscal year. Mr. Gosewehr also was a member of the Executive Committee during 1997.

     The Board of Directors held five meetings during 1997. All of the directors attended at least 75% of the meetings of the Board and committees of which they are members.

     There is no standing nominating committee of the Board. The entire Board of Directors functions as an audit committee and is charged with the responsibilities of: reviewing with the Company's independent public accountants the plan and scope of their audit and the findings and conclusions of their auditing engagement; reviewing the Company's procedures for internal auditing, the adequacy of its system of internal controls and the accounting principles and policies of the Company; reviewing and evaluating the independence of the independent accountants and approving services rendered by such accountants; and considering the engagement, continuation or discharge of the independent public accountants.

     The Compensation Committee of the Board consists of Messrs. DeLong, Gosewehr and Schmit. The Compensation Committee held two meetings in 1997. The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors regarding the compensation and benefit programs of the Company and the corporate policies that pertain to those programs, and to administer the 1992 Stock Option Plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information as of March 2, 1998 with respect to any person known to the Company to be the "beneficial owner" (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Company's Common Stock:

                                                         NUMBER OF SHARES      PERCENT
                                                          AND NATURE OF          OF
                  NAME AND ADDRESS                     BENEFICIAL OWNERSHIP     CLASS
                  ----------------                     --------------------    -------
Oilgear Stock Retirement Plan(1).....................        437,248(1)         22.6%
Oilgear Savings Plus Plan(1).........................        359,540(1)         18.6%
Oilgear Salaried Retirement Plan(1)..................        115,617(1)          6.0%

-------------------------
(1) Held of record by the Trustee, M&I Marshall & Ilsley Bank, for the Oilgear Stock Retirement Plan, the Oilgear Savings Plus Plan and the Oilgear Salaried Retirement Plan. The Company and the Trustee disclaim beneficial ownership of shares of Company Common Stock held by the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan since the power to direct the voting and disposition of shares allocated to participants' accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those Plans except to or upon the instructions of participants pursuant to the terms of such Plans. Voting and investment power with respect to shares held by the Oilgear Salaried Retirement Plan is as described in note 2 to the table below. The address of the Plans is the Company's address.

     In addition to the above holdings, Common Stock of the Company is also held in the Oilgear Ferris Foundation, Inc. (32,850 shares). Voting and investment power with respect to these shares is held by the individuals identified in note 2 to the table below.

     The following table sets forth information regarding the beneficial ownership of Common Stock of the Company, as of March 2, 1998, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

                                                      NUMBER OF SHARES
                                                       AND NATURE OF           PERCENT
                     NAME                        BENEFICIAL OWNERSHIP(1)(3)    OF CLASS
                     ----                        --------------------------    --------
Gerhard W. Bahner..............................            14,877(2)             0.8%
Dale C. Boyke..................................            27,778(4)             1.4%
Hubert Bursch..................................             8,317(4)             0.4%
Randolph W. Carson.............................               990                   *
Roger G. DeLong................................             2,475                0.1%
Carl L. Gosewehr...............................            33,894(2)             1.8%
Thomas L. Misiak...............................               525                   *
Edward Neuwirth................................             1,875                   *
Thomas J. Price................................            33,051(2)(4)          1.7%
Frank L. Schmit................................             1,725                   *
Michael C. Sipek...............................                 0                   *
David A. Zuege.................................            41,953(2)(4)          2.2%
All directors, nominees and executive officers
  as a group (13 persons)......................           328,560(2)(4)         16.9%

-------------------------
 *  Less than 0.1%

(1) The specified persons have sole voting power and sole investment power as to all of the shares indicated, except for the shares referred to in note 2 and except for 435 shares as to which Mr. Price has shared voting and investment power.

(2) Messrs. Gosewehr, Zuege and Price share voting power and investment power with respect to 32,850 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege, Bahner and Price share voting power and investment power with respect to 115,617 shares held in the Oilgear Salaried Retirement Plan. All of such shares are included in the total for all directors and executive officers as a group but not in the individual beneficial ownership amounts shown in the table. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Company's Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan which are not allocated to the accounts of participants. There were a minimal number of such unallocated shares as of March 2, 1998; such shares are not included in the table.

(3) Includes shares allocated to the accounts of officers under the Oilgear Savings Plus Plan and the Oilgear Stock Retirement Plan, as to which such officers have voting and investment power.

(4) Includes shares underlying currently exercisable options granted to executive officers under the 1992 Stock Option Plan in the following amounts: Mr. Boyke 1,739, Mr. Bursch 433, Mr. Price 209, Mr. Zuege 772, and all executive officers 5,136.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is required to identify any director, officer or more than 10% beneficial owner who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of Oilgear Common Stock during 1997. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the last fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, the Company is not aware of any such failure.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table sets forth certain information for each of the last three fiscal years concerning all compensation for services in all capacities to the Company and its subsidiaries of (1) the Chief Executive Officer of the Company at the end of fiscal 1997, and (2) the Company's other four most highly compensated executive officers who were serving as such at the end of fiscal 1997.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------
                                             ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                     ------------------------------------------------------------
                                                                                   AWARDS
                                                                           ----------------------
                                                               OTHER             SECURITIES
                                                               ANNUAL            UNDERLYING          ALL OTHER
     NAME AND PRINCIPAL               SALARY      BONUS     COMPENSATION        OPTIONS/SARS        COMPENSATION
          POSITION            YEAR      ($)       ($)(1)        ($)                (#)(2)              ($)(3)
----------------------------------------------------------------------------------------------------------------
DAVID A. ZUEGE                1997    $193,000   $115,769        $0                4,409              $12,920
President and Chief           1996     193,000    104,446         0                9,838               17,450
Executive Officer             1995     142,000     60,609         0                2,121                7,904
                               ---------------------------------------------------------------------------------
HUBERT BURSCH                 1997   $134,590/   $ 58,586        $0                1,503              $ 3,811
Vice President --                    DM231,000
European Operations(4)        1996   $154,190/     46,274         0                  867                4,670
                                     DM231,000
                              1995   $153,470/     36,442         0                2,182                1,747
                                     DM220,000
                               ---------------------------------------------------------------------------------
GERHARD W. BAHNER             1997    $ 98,000   $ 44,527        $0                1,119              $ 2,766
Vice President --             1996      98,000     38,341         0                3,193                9,380
Engineering                   1995      98,000     29,537         0                    0                7,183
                               ---------------------------------------------------------------------------------
THOMAS J. PRICE               1997    $ 95,000   $ 44,995        $0                2,150              $ 8,585
Vice President of             1996      95,000     38,341         0                3,088               12,505
Finance and Corporate         1995      92,000     29,537         0                2,121                9,054
Secretary
                               ---------------------------------------------------------------------------------
DALE C. BOYKE                 1997    $ 96,000   $ 46,870        $0                  624              $ 5,343
Vice President of
Marketing and Sales
----------------------------------------------------------------------------------------------------------------

(1) Consists of bonuses pursuant to the Oilgear Variable Compensation Program. Portions of bonus amounts were paid in quarterly installments during the respective year with the remainder paid at the beginning of the following year.

(2) Consists entirely of stock options. All share amounts have been restated to reflect the Company's 3-for-2 stock split paid on January 20, 1998.

(3) Includes employer contributions to the Oilgear Savings Plus Plan allocated to the accounts of the eligible named executive officers for 1997 in the following amounts: Mr. Zuege $6,721, Mr. Bahner $2,582, Mr. Price $5,791 and Mr. Boyke $3,709. Such employer contributions are comprised of matching contributions equal to 50% of the first 2% of total compensation deferred by the participant, 25% of the next 3% of total deferred compensation and an amount equal to 20% of the market price of any Company Common Stock purchased by the participant through designation of the Company Common Stock Fund as an investment choice. Also includes principal and interest amounts owed to the Company by the named executive officers which were forgiven during 1997 pursuant to the Oilgear Key Employee Stock Purchase Plan, along with the value of the below-market portion of such interest for the same period, in the following amounts: Mr. Zuege $6,199, Mr. Bursch $3,811, Mr. Bahner $184, Mr. Price $2,794 and Mr. Boyke $1,634.

(4) Mr. Bursch receives his compensation in Deutsche Marks. The dollar amount variations between his 1997 and 1996 base salaries, which remained constant at DM231,000, were attributable to a fluctuating exchange rate.

STOCK OPTIONS

     The following tables set forth certain information with respect to the executive officers named in the Summary Compensation Table concerning fiscal 1997 option grants and exercises, and the number and value of options outstanding at the end of fiscal 1997. None of the executive officers named in the Summary Compensation Table received or exercised SARs during the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                                                                    STOCK PRICE
                                                                                                 APPRECIATION FOR
-----------------------------------INDIVIDUAL-GRANTS(1)---------------------------------------------OPTION-TERM-----
                                    NUMBER OF
                                   SECURITIES      % OF TOTAL
                                   UNDERLYING     OPTIONS/SARS
                                    OPTIONS/       GRANTED TO     EXERCISE OR
                                      SARS        EMPLOYEES IN    BASE PRICE     EXPIRATION
             NAME                  GRANTED (#)    FISCAL YEAR       ($/SH)          DATE        5% ($)      10% ($)
--------------------------------------------------------------------------------------------------------------------
DAVID A. ZUEGE                        2,224           7.1           $15.33        10/22/02      $9,420      $20,815
                                      2,185           7.0           $14.66        12/12/02      $8,850      $19,556
--------------------------------------------------------------------------------------------------------------------
HUBERT BURSCH                         1,503           4.8           $12.33          9/8/02      $5,120      $11,314
--------------------------------------------------------------------------------------------------------------------
GERHARD W. BAHNER                     1,119           3.6           $14.75        10/21/02      $4,560      $10,077
--------------------------------------------------------------------------------------------------------------------
THOMAS J. PRICE                       1,423           4.5           $15.92         11/6/02      $6,259      $13,831
                                        727           2.3           $14.66        12/12/02      $2,945      $ 6,507
--------------------------------------------------------------------------------------------------------------------
DALE C. BOYKE                           624           2.0           $11.00         6/26/02      $1,896      $ 4,191
--------------------------------------------------------------------------------------------------------------------

(1) Consists entirely of incentive stock options granted pursuant to the 1992 Stock Option Plan. All share amounts and exercise prices have been restated to reflect the Company's 3-for-2 stock split paid on January 20, 1998. The plan is administered by the Compensation Committee of the Board of Directors which designates the persons to be granted options, the type of option, the number of underlying shares, the option price, the date of grant and the date options are first exercisable. Certain of these options were granted to replace shares delivered to the Company by the optionee in satisfaction of the exercise price of previously granted options. The exercise price of these options is 100% of the fair market value of Oilgear Common Stock on the date of grant. The options vest in accordance with the following schedule: (i) as to 50% of the underlying shares, one year from the date of grant; (ii) as to an additional 25% of the underlying shares, two years from the date of grant; and (iii) as to the remaining 25% of the underlying shares, three years from the date of grant. To the extent an optionee satisfies the option exercise price or tax withholding obligations upon exercise with shares of previously owned Oilgear Common Stock, or satisfies such withholding obligations with shares issuable upon the option exercise, the Compensation Committee has the discretion to grant replacement options to the optionee covering the number of shares delivered or withheld at an exercise price equal to the then current fair market value of such shares. Upon a change in control of the Company while the optionee is employed by the Company, or the disposition of an operating unit resulting in the termination of the optionee's employment, options which are not yet exercisable shall fully vest.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

------------------------------------------------------------------------------------------------------------------------------

                                                            NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-MONEY
                         SHARES ACQUIRED       VALUE          UNEXERCISED OPTIONS/SARS AT     OPTIONS/SARS AT FISCAL YEAR-END
                           ON EXERCISE        REALIZED            FISCAL YEAR-END (#)                     ($)(8)
                              (#)(2)           ($)(3)         ------------------------------------------------------------
          NAME                                               EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
DAVID A. ZUEGE                1,061           $ 5,836
                               750            $ 5,813
                               280            $ 2,310
                              2,250           $17,438             0              6,572            $   0           $34,486
                         ------------------------------------------------------------------------------------------
HUBERT BURSCH                 1,091           $ 1,637            289              653             $2,673          $ 5,039
                         ------------------------------------------------------------------------------------------
GERHARD W. BAHNER             1,065           $ 7,056             0              1,810            $   0           $ 9,538
                         ------------------------------------------------------------------------------------------
THOMAS J. PRICE               1,061           $ 6,764
                               280            $ 2,555
                               750            $ 5,813             0              2,816            $   0           $12,224
                         ------------------------------------------------------------------------------------------
DALE C. BOYKE                  625            $ 3,438           1,160             969             $8,228          $ 7,194
------------------------------------------------------------------------------------------------------------------------------

(1) Consists entirely of stock options. All numbers have been restated to reflect the Company's 3-for-2 stock split paid on January 20, 1998.

(2) Reflects the total number of shares covered by the exercised option, not the net number of additional shares owned by the optionee as a result of the optionee's satisfaction of the option exercise price with shares of previously owned Company stock.

(3) Based upon the most recent bid price of Oilgear Common Stock at the time of exercise.

(4) Based upon a price of $15.67, which was the last fiscal year sale price of Oilgear Common Stock on the Nasdaq Stock Market, as adjusted for the Company's 3-for-2 stock split paid on January 20, 1998.

RETIREMENT PLANS

     The table below sets forth the estimated annual benefits payable for a participant's lifetime (with 10 years certain) upon retirement at age 65 during 1998 for specified compensation and years of service classifications.

                               PENSION PLAN TABLE

---------------------------------------------------------------------------------------------

                                                  YEARS OF SERVICE(1)
---------------------------------------------------------------------------------------------
   REMUNERATION(2)            15            20            25            30             35
---------------------------------------------------------------------------------------------
      $100,000             $ 19,765      $ 26,354      $ 32,942      $ 39,531       $  46,119
---------------------------------------------------------------------------------------------
       150,000               31,015        41,354        51,692        62,031          72,369
---------------------------------------------------------------------------------------------
       200,000               42,265        56,354        70,442        84,531          98,619
---------------------------------------------------------------------------------------------
       250,000               53,515        71,354        89,192       107,031         124,869
---------------------------------------------------------------------------------------------
       300,000               64,765        86,354       107,942       129,531         151,119
---------------------------------------------------------------------------------------------
       350,000               76,015       101,354       126,692       152,031         177,369
---------------------------------------------------------------------------------------------
       400,000               87,265       116,354       145,442       174,531         203,619
---------------------------------------------------------------------------------------------

-------------------------
(1) The benefit shown for the respective years of service is based on the formula described below as amended to comply with provisions of the Tax Reform Act of 1986. However, the amount shown does not consider the impact of the Oilgear Stock Retirement Plan offset nor does it consider the current maximum benefit limitation of $125,000 on a single life annuity basis or the grandfathered benefit determination on prior plan provisions. The benefit shown assumes retirement in 1998 at age 65 with Covered Compensation (as defined below) of $31,128.

(2) Represents final average annual compensation, which is 12 times the average of the highest consecutive 60 months compensation within the last 120 months of employment where compensation includes total earnings plus contributions to the Oilgear Savings Plus Plan, any cafeteria plan and any flexible spending account less reimbursements for moving expenses and any income derived from the disposition of qualified stock options. Such compensation shall be limited to $160,000 for 1998. The final average annual compensation on which the Oilgear Salaried Retirement Plan bases benefits may be substantially less than the current annual compensation reflected in the Summary Compensation Table. The final average annual compensation for Mr. Zuege is currently approximately $226,600; for Mr. Bahner, it is $130,200; for Mr. Price, it is $122,000; and for Mr. Boyke, it is $116,000.

     The Oilgear Salaried Retirement Plan (the "Salaried Plan") provides a monthly benefit upon retirement at the later of age 65 or the fifth anniversary of participation equal to the greater of (i) $6.00 times years of benefit service or (ii) the sum of .009125 times final average monthly compensation times years of benefit service (not to exceed 35), plus .005875 times the excess of final average monthly compensation over "Covered Compensation" (the applicable average monthly Social Security wage base), times years of benefit service (not to exceed 35). Final average compensation for this purpose is the average of the highest monthly earnings of an employee during any 60 consecutive months within the last 120 months of service. The applicable average monthly Social Security wage base is determined over a 35-year period ending with the employee's Social Security retirement age (ages 65 through 67, depending upon date of birth). Benefits under the Salaried Plan are also subject to reduction for certain benefits under the Oilgear Stock Retirement Plan, as noted below. Mr. Zuege has accrued 30 years of benefit service; Mr. Bahner, 34 years; Mr. Price, 31 years; and Mr. Boyke, 25 years.

     Participants with at least 10 years of vesting service may elect early retirement at any time after age 55, in which event the normal retirement benefits shown in the table would be reduced by a percentage based on the number of months by which the early retirement date precedes the normal retirement date (at age 65). Optional forms of benefit payments and a benefit for death prior to termination of employment are provided for.

     The Company maintains a Retirement Benefits Equalization Plan (the "Equalization Plan") for highly compensated or management employees who are designated as eligible by the Compensation Committee, to restore to such individuals and their beneficiaries retirement income which would otherwise be lost because of certain tax law limitations on a tax-qualified defined benefit retirement plan. Mr. Zuege has been designated as an eligible participant in the Equalization Plan. The Equalization Plan provides a monthly benefit equal to the difference between the amount which is received pursuant to the Salaried Plan and the amount which would be received if the Internal Revenue Code limitation provisions described in notes 1 and 2 above were not applied. Payment of Equalization Plan benefits commences upon initial receipt of Salaried Plan benefits and continues until Salaried Plan benefits cease. Equalization Plan benefits are paid out of Company general funds; the status of eligible employees with respect to those funds is that of general unsecured creditors. As amended effective December 13, 1995, upon the occurrence of a change in control (as defined in the Equalization Plan) each active or retired eligible participant (or his or her beneficiary) is entitled to a lump sum payment of the then present value of all accrued benefits under the Equalization Plan. In the case of active eligible participants, any subsequent payments pursuant to the Equalization Plan would then be reduced to reflect the value of the prior lump sum payment.

     The trusteed defined contribution Oilgear Stock Retirement Plan (the "Stock Plan") covers substantially all salaried employees. The Stock Plan provides for Company contributions based on a percentage of defined earnings of eligible employees, subject to maximum limitations, which may be made in the form of Company Common Stock. The Stock Plan will provide a portion of the pension benefits for salaried employees measured by the value of the Company Common Stock contributed by the Company and allocated to the employees' accounts excluding any appreciation thereof. Benefits payable under the Salaried Plan may be reduced by benefits under the Stock Plan.

     Mr. Bursch does not participate in the retirement plans described above. Rather, Mr. Bursch participates in a broad-based retirement program applicable to the Company's German employees. That program is funded by a life insurance policy owned by the Company and provides a retirement annuity, assuming retirement at age 65, which for Mr. Bursch was most recently calculated to be approximately DM43,000 per year.

DIRECTORS' COMPENSATION

     Non-employee directors receive a retainer of $550 per month, a fee of $850 for each Board meeting and a fee of $550 for each committee meeting attended, unless the committee meeting takes place on the same day as a Board meeting, in which case no committee meeting fee is paid. Inside directors do not receive separate compensation for service on the Board or Board committees. In lieu of all fees otherwise payable to him as a non-employee director, the current Chairman of the Company's Board of Directors is paid a retainer in the amount of $2,000 per month.

     Under the Oilgear Company Deferred Directors' Fee Plan (the "Fee Plan") any inside director may elect to defer an amount of compensation approximately equal to the retainer paid to outside directors. The Fee Plan provides that the Company shall maintain a separate account for the compensation deferred by each inside director, which account shall be an unsecured liability of the Company. A director who chooses to defer payment of his compensation may elect to: (1) have the amount of such compensation credited with interest at a rate based upon the prevailing Treasury Bill rate, or (2) have the Company place the deferred compensation in an investment account in the name of the Company, with the director having investment authority, or (3) enter into an agreement with the Company whereby the Company agrees to pay a sum certain for a future period not to exceed 15 years and fund the obligation by an insurance policy purchased (and owned) by the Company, at a cost not to exceed the amount of the deferred compensation plus interest thereon. In the event of a director's death or termination as a director, the balance in his account shall be payable in a lump sum or in level payments over a period not to exceed 15 years, as determined by the Board of Directors after consultation with the director or his beneficiaries. No inside directors made deferrals pursuant to the Fee Plan during 1997. However, previously deferred amounts were paid during 1997 to Carl
L. Gosewehr and Otto F. Klieve in the amounts of $51,980 and $47,600, respectively.

     To promote director ownership of Company Common Stock, the Company maintains The Oilgear Company Amended and Restated Directors' Stock Plan (the "Directors' Plan"). Each director who is otherwise eligible to receive directors' fees is eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, increases in directors' fees are payable in Company Common Stock and up to 30% of the remaining cash fees payable to each eligible director may be paid in stock, as determined by the director. Stock issued in lieu of fees pursuant to the Directors' Plan is issued at the market price of such stock on the date of purchase. A total of 15,000 shares of Company Common Stock were authorized for issuance under the Directors' Plan. The provisions of the Directors' Plan prohibit a director who has received a grant thereunder from selling, assigning, transferring, pledging or otherwise encumbering the shares received until six months after termination of service as a director. Unless the Directors' Plan is terminated earlier, it shall expire at such time as all available shares under the Directors' Plan have been issued. Each eligible director received 300 shares of Company Common Stock pursuant to the Directors' Plan in 1997.

     The Company's five-year consulting agreement with Carl L. Gosewehr expired December 31, 1996. Pursuant to the terms of the consulting agreement, Mr. Gosewehr deferred the receipt of all fees during the term of the agreement. In 1997, the Company paid Mr. Gosewehr an aggregate of approximately $425,000, representing all of his previously reported deferred fees and interest thereon in accordance with the terms of his consulting agreement.

     Effective upon Otto F. Klieve's retirement as President and Chief Executive Officer on December 31, 1995, the Company entered into a 16-month consulting and deferred compensation agreement with Mr. Klieve, who remained as a director of the Company during that time. Mr. Klieve has continued under the same arrangement since its original expiration. The consulting agreement provided for a deferred monthly payment of $5,000 which generally becomes payable at the earlier of his death or January 1, 2001. The amounts deferred pursuant to Mr. Klieve's agreement earn a return based upon, at Mr. Klieve's election, the return of one or more mutual funds generally available to the investing public or one or more common, collective or group trusts sponsored by a Wisconsin bank, trust company or affiliate thereof. The Company has no obligation, however, to actually invest Mr. Klieve's account in any such investment vehicle. For so long as Mr. Klieve was a director and entitled to a consulting fee pursuant to his agreement, he was not entitled to any directors' fees for his service on the Board of Directors. In the event of a change in control of the Company, Mr. Klieve's agreement shall immediately terminate and Mr. Klieve shall be paid a lump sum equal to the balance of his deferred fees.

                          FINANCIAL PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on Oilgear Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Stock Market Index (as presented by Media General Financial Services) and the "Machinery-Heavy" industry index published by Media General Financial Services, assuming that $100 was invested in each at the close of business on December 31, 1992 and assuming reinvestment of dividends in each case.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

               MEASUREMENT PERIOD                                       INDUSTRY           BROAD
             (FISCAL YEAR COVERED)                    OILGEAR            INDEX             MARKET
1992                                                        100.00            100.00            100.00
1993                                                        104.19            136.89            119.95
1994                                                        136.15            141.93            125.94
1995                                                        166.59            164.61            163.35
1996                                                        150.89            192.99            202.99
1997                                                        241.35            226.89            248.30

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

     The Compensation Committee has designed the Company's executive compensation program so that executive compensation is directly linked to execution of the Company's business strategies and initiatives, with particular emphasis on the creation of shareholder equity. The Compensation Committee is comprised of three independent directors, each of whom also serves on the Company's Executive Committee and is therefore in the best possible position to monitor management performance.

     There are three components of the Company's executive compensation program: base salary, short-term incentives and long-term incentives. The principles that guide the decisions of the Compensation Committee in implementing the program include the following:

     - The various elements of the compensation program should be integrated into a package that will attract and retain competent managers who are critical to the long-term success of the Company.

     - Short-term incentives should be closely tied to the Company's operating performance.

     - Shareholder interests should be linked with executive compensation through long-term stock-based incentive programs that will reward executives for the enhancement of shareholder value.

BASE SALARY

     Base salaries for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. As part of its review, the Compensation Committee takes into account survey data relating to manufacturing firms of comparable size (measured by sales), and executive officer salaries are adjusted as warranted in light of individual and Company performance measured by earnings and other financial performance criteria. If appropriate, salaries are also adjusted to reflect increased responsibilities due to promotion.

     The Compensation Committee sets executive officer base salaries at a level so that the competitiveness of an individual's overall compensation package depends significantly upon the compensation earned through the Company's short- and long-term incentive plans. In order to emphasize the performance-based components of the executive compensation program during fiscal 1997 (as described below), the Compensation Committee opted to provide for no increase in the base salaries of the Company's executive officers (other than in connection with promotions).

SHORT-TERM INCENTIVES

     Company executive officers, including the CEO, are able to earn annual profit sharing bonuses each year under the Oilgear Variable Compensation Program (the "Variable Program"). The Variable Program provides performance-based incentive opportunities to executive officers, non-executive officers and other key employees of the Company. In particular, the Variable Program has been designed to respond to increasing market pressures relating to the Company's ability to provide competitive compensation packages to key employees.

     During 1997, participants in the Variable Program were entitled to receive cash incentive payments which, in total, could have comprised up to 40% of total 1997 compensation, but no incentive payments would have been made if the Company's net income had not exceeded 4% of shareholders' equity at the beginning of the year. The number of bonus units assigned to each eligible executive officer, including the CEO, was established by the Compensation Committee at the beginning of the year, based upon an evaluation of various factors including each individual's responsibility, ability, experience and past performance. To emphasize the Compensation Committee's philosophy that compensation should be tied to performance, bonus units for 1997 increased over 1996 levels by an average of approximately 10% (with the CEO's increasing by 4.2%). Each bonus unit was equal to a percentage of corporate net income, as follows: .15% if the return on beginning shareholders' equity was 4-8%, .175% if the return on beginning shareholders' equity was 8-16%, and .2% if such return was more than 16%. Fiscal 1997 return on equity equaled 9.8%, resulting in a bonus point percentage of .175% and resulting in payment of the bonuses indicated in the Bonus column of the Summary Compensation Table for each of the executive officers named therein, including the CEO. The Variable Program provides that in the event that the total bonus payable for a given year exceeds the 40% threshold described above, each participant's bonus must be reduced on a pro rata basis. The Variable Program further provides that, at the discretion of Company management, the Company may make quarterly payments of up to 75% of the bonus accrued during the year of accrual based on the Company's performance as reflected in its unaudited financial statements; such quarterly payments were made in 1997. Final payment of the full bonus amounts must be made within 75 days after the end of the Company's fiscal year, or as soon thereafter as the Company's audit is complete.

LONG-TERM INCENTIVES

     The Company strives to align employee and shareholder interests through the maintenance of four stock-based compensation plans: the Key Employee Stock Purchase Plan, the Savings Plus Plan, the Stock Retirement Plan and the 1992 Stock Option Plan. All executive officers, including the CEO, participate in these plans except Hubert Bursch is not eligible to participate in the Savings Plus Plan or the Stock Retirement Plan.

     The Company's Key Employee Stock Purchase Plan provides an opportunity for selected officers and other key employees to purchase shares of Company Common Stock at the market bid price and to pay for such shares by delivering two promissory notes to the Company bearing annual interest at a rate of 5%. One note for one-half of the aggregate purchase price is payable in three equal annual installments due on the 2nd, 3rd and 4th February 28th after the date of purchase. The other note for the remaining one-half of the purchase price is payable in three equal annual installments which will be forgiven if none of the purchased stock has been resold and the purchaser is still in the employ of the Company on the due dates, which are the 4th, 5th and 6th February 28th after the date of purchase. Two of the Company's executive officers acquired a total of 3,300 shares pursuant to the program in fiscal 1997.

     The Savings Plus Plan is a pre-tax 401(k) savings plan. It provides eligible Company employees, including executive officers, the ability to contribute a portion of their earnings and to invest those earnings, along with Company matching contributions, in various investment funds, including a Company Common Stock fund. All of the Company's eligible executive officers, including the CEO, participate in the Savings Plus Plan.

     Under the Stock Retirement Plan, all eligible salaried employees, including the CEO and the other executive officers, receive a defined contribution in Company Common Stock which is integrated with the Company's defined benefit retirement plan and may provide an increased retirement benefit based upon the stock's performance.

     The Company's 1992 Stock Option Plan is designed to reward key employees for outstanding performance by providing an opportunity, and as a result an incentive, for such employees to benefit from a future increase in the value of the Company's Common Stock. Stock options granted pursuant to the plan must have an exercise price at least equal to the fair market value of the Company's stock on the date of grant, resulting in a direct link between the amount potentially realizable by the employee and the amount realized by all shareholders alike. As part of the 1997 compensation program, options were granted to the executive officers during December 1996 covering a total of 10,500 shares (in addition to replacement options, as described below), including an option for 6,750 shares which was granted to the CEO. Pursuant to the plan, the Compensation Committee has the discretion to grant a replacement option (exercisable at the then-current fair market value of the Company's stock) to any optionee who exercises an option and satisfies the exercise price with previously owned Company stock. Replacement option grants were made by the Compensation Committee to each executive officer, including the CEO, who exercised options during fiscal 1997 except for executive officers who were close to retirement (because any such replacement options would not vest prior to their retirement).

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the executive officers named in the Summary Compensation Table in the corporation's proxy statement. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that Oilgear's executive compensation program, as presently constructed, will generate non-deductible compensation in excess of the limit. However, the Compensation Committee will continue to review these evolving tax regulations as they apply to the Company's executive compensation program, with the intent of preserving the deductibility of executive compensation to the extent reasonably practicable consistent with its other compensation objectives.

                                ROGER G. DELONG
                                CARL L. GOSEWEHR
                                FRANK L. SCHMIT

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, Oilgear's Compensation Committee currently consists of Messrs. DeLong, Gosewehr and Schmit. Mr. Gosewehr was President of Oilgear from 1974 to 1991.

                                    AUDITORS

     Representatives of KPMG Peat Marwick LLP, the Company's independent public accountants for 1997 and 1998, are expected to be present at the annual meeting to respond to appropriate questions and make a statement if they desire to do so.

                                 OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company no later than November 27, 1998 in order to be considered for inclusion in next year's annual meeting proxy material.

                                          THE OILGEAR COMPANY

                                          By

                                                      Thomas J. Price,
                                                    Corporate Secretary

Milwaukee, Wisconsin
March 27, 1998

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     PROXY

          1998 ANNUAL MEETING OF SHAREHOLDERS OF THE OILGEAR COMPANY

         PROXY/VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS

    The undersigned hereby appoints Carl L. Gosewehr, David A. Zuege and
     Thomas J. Price, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Oilgear Company to be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, April 21, 1998, at 2:00 P.M. (Milwaukee Time), and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

      1.ELECTION OF DIRECTORS                 [ ] FOR all nominees                        [ ] WITHHOLD AUTHORITY to vote for
                                                                                              all nominees
        Dale C. Boyke                           (except as marked to the contrary below)
        Frank L. Schmit                                                                     (except as marked to the contrary
        Michael C. Sipek                                                                      below)

     (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below:)

     ---------------------------------------------------------------------

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    This proxy also provides voting instructions for shares held in the various employee savings/retirement plans of the Company as described in the Proxy Statement. IF REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
     HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN ITEM 1.

     Dated: , 1998

     -------------------------------------------------------------------

     -------------------------------------------------------------------

         (Signature of shareholder)   (Signature of
     shareholder)

(Please sign exactly as name appears above. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or similar capacities should so indicate. If a corporation, please sign in full corporate name by president or other authorized officer.
     If a partnership, please sign in partnership name by authorized person.)